Exhibit 99.1

Mobileye Announces Planned Leadership Transition

•	Founder Prof. Amnon Shashua informed the board of his intention to step down as CEO after 27 years of building Mobileye into a global technology leader
•	Board will conduct a comprehensive CEO search process to name a successor
•	Board offers Shashua the role of Chairman following appointment of new CEO

JERUSALEM, July 23, 2026 — Mobileye Global Inc. (Nasdaq: MBLY), a leading global provider of autonomous driving and advanced driver assistance technologies, announced today its founder, Prof. Amnon Shashua, has informed the Board of Directors of his intention to step down as Chief Executive Officer upon the appointment of a successor. Mobileye’s Board of Directors will hire an executive search firm and will conduct a comprehensive process to select a new CEO. Prof. Shashua will remain a director of the company, and the Board has offered Prof. Shashua the role of Chairman once a new CEO has been appointed.

Founded in 1999, Mobileye launched a revolution in automotive safety by applying computer vision technology to driving on a global scale, enabling vehicles to better protect occupants and ushering in the era of autonomous and automated driving. Its technology has been deployed in more than 250 million vehicles across more than 1,400 vehicle models around the world, shaping a safer future of mobility through advanced technologies that help drivers avoid collisions and enhance road safety every day. More recently, the company has expanded into humanoid robotics as it aims to define the future of Physical AI.

“On behalf of the Board, I want to express our deep appreciation to Amnon for his extraordinary leadership as Mobileye’s founder and CEO,” said Safroadu Yeboah-Amankwah, Chairman of Mobileye’s Board of Directors. “A true technology leader and innovator, Amnon has helped shape not just Mobileye but has also played a defining role in the evolution of the modern driver-assistance and autonomous-driving industry. He’s one of the great technologists in the areas of ADAS, AI, and robotics and has kept us on the technological edge. We are grateful for Amnon’s continued commitment to the company as we ensure a seamless transition.”

Yeboah-Amankwah continued, “We are confident in Mobileye’s strategy, leadership team, technology platform, customer relationships, and long-term opportunities. As we take the next step in succession planning, we are focused on selecting the right leader who will help us deliver our next phase of growth.”

“For nearly three decades, Mobileye has been my life’s work,” said Prof. Shashua. “As the company continues to grow and mature, I believe this is the right moment to establish the leadership structure that will be best suited for Mobileye’s next chapter. I remain deeply committed to Mobileye’s success and am excited about the opportunities ahead, particularly in advanced AI, autonomous systems, and humanoid robotics. I look forward to supporting the Board and leadership team throughout the transition process and continuing to contribute to the areas where I can have the greatest long-term impact.”

We at Intel thank Amnon for his leadership, dedication and commitment to building Mobileye into an industry leader,” said David Zinsner, Intel’s Executive Vice President and Chief Financial Officer. “We continue to be bullish on Mobileye and its trajectory and look forward to working with the new CEO and leadership team on the next chapter in Mobileye's success story.”

The Board emphasized that this planned transition reflects the next stage in Mobileye’s evolution as a global technology leader and is intended to ensure continuity of leadership, strategy, and execution while positioning the company for continued growth. Following the appointment of a new CEO, Prof. Shashua has been offered to serve as Chairman of the Board, focusing primarily on long-term technology trends and innovation opportunities, including advancing the company’s humanoid robotics business.

Prof. Shashua has been instrumental in guiding the company through key milestones, including overseeing its successful initial public offering, claiming the title in 2014 of the largest Israeli IPO ever, and helping facilitate the sale of the company to Intel in 2017. The company was relisted in an IPO in 2022 and is approximately 77% beneficially owned by Intel. Mobileye has taken its proven experience in building, scaling, and deploying intelligent systems to new frontiers and is well-positioned to continue doing so in the future.

Prof. Shashua is a world-renowned technologist and entrepreneur, widely recognized for advancing the field of machine learning and computer vision, with transformative applications in autonomous driving, robotics, large language models and beyond. He has distinguished himself as a highly respected academic, holding the Sachs Chair in Computer Science at the Hebrew University of Jerusalem since 2007. His work has earned broad international recognition, including election to the U.S. National Academy of Engineering (2026), inclusion in the TIME100 AI list of the world’s most influential people in artificial intelligence (2025), the Israel Prize for Lifetime Achievement (2023), the Automotive Hall of Fame’s Mobility Innovator Award (2022), and the Dan David Prize in Artificial Intelligence (2020).

Contacts

Media Contact: Alexis Blais, alexis.blais@mobileye.com

Investor Contact: Dan Galves, investors@mobileye.com

About Mobileye

Mobileye (Nasdaq: MBLY) leads the mobility revolution with our autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in artificial intelligence, computer vision and integrated software and hardware. Since our founding in 1999, Mobileye has enabled the global adoption of advanced driver-assistance systems that save countless lives and reduce crashes, while pioneering groundbreaking technologies such as REM™ crowdsourced road intelligence, Imaging Radar and Compound AI. These technologies drive the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions at scale, and powering industry-leading ADAS products. To date, more than 250 million vehicles worldwide have been built with Mobileye’s EyeQ technology inside, and in 2026 Mobileye acquired Mentee Robotics to pursue the future of physical AI and humanoid robots. Since 2022, Mobileye has been listed independently from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com

Mobileye's name, product names, product marks and logos are trademarks or registered trademarks of Mobileye Vision Technologies Limited. Other names and brands are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements. Statements in this release that are not statements of historical fact are forward-looking statements and should be evaluated as such. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 27, 2025, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.